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                                                                     EXHIBIT NO.
                                                                     -----------
                                                                     99.1

                                                      CONTACT:  MICHAEL WAGER
                                                      EXECUTIVE VICE PRESIDENT
                                                      303.222.1357


               NAVIDEC SELLS PORTION OF HOLDINGS IN CARPOINT, INC.

        GREENWOOD VILLAGE, Colo., May 29, 2001, Navidec, Inc. (NASDAQ: NVDC), a leading provider of innovative e-business solutions and services reported the sale of 12,258,300 shares of common stock of CarPoint, Inc. to CP.com Holdings, Inc., an affiliate of Microsoft Corporation. Net Proceeds of the sale were $6.9 million. Navidec will continue to retain ownership of 1,050,000 shares of CarPoint, Inc.

        As a result of the transaction, Navidec will incur a non-operating loss of approximately $750,000.

        Navidec acquired its holdings in CarPoint in September 2000, in connection with the sale of its holdings in DriveOff.com, Inc. to CarPoint.

        About Navidec, Inc.
        Navidec, Inc. (NASDAQ: NVC) is a market-driven leader in providing quality integrated e-business solutions and services that transform traditional enterprise into e-businesses. Utilizing its time-tested Npact process, Navidec defines, builds and manages cost effective, custom Internet solutions that deliver meaningful and measurable progress toward an organization's e-business vision. Navidec's corporate Web site is www.navidec.com. For more information contact Navidec, Inc. at 303-222-1000.

        All statements in this press release, other than historical facts, are forward-looking statements. These statements are based on certain assumptions and analyses made by Navidec in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of risks and uncertainties, including general and economic business conditions, competition from other online services, market acceptance of its online solutions and other risk factors indicated from time-to-time in Navidec's filings with the Securities and Exchange Commission. Those filings are available online at www.freeedgar.com.